Exhibit h (xv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                   AMENDMENT
                 To the Agreement for Transfer Agency Services
                                    Between
                                 WesMark Funds
                                      And
                      Boston Financial Data Services, Inc

This Amendment is made as of this 7th day of November 2006 between WesMark Funds and Boston Financial Data Services, Inc. In accordance with Article 11 (Amendment) of the Agreement for Transfer Agency Services between the parties dated as of July 1, 2004, as amended, (the "Agreement") the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Schedule A Fees and Expenses. The Schedule A attached to the Agreement is replaced and superseded with the Schedule A attached hereto, dated November 7, 2006;



2. All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this Amendment.









IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.




BOSTON FINANCIAL DATA                      WESMARK FUNDS
SERVICES, INC.
By:  /s/ Sherri A. Cavallo                 By:  /s/ George M. Polatas
Name:  Sherri A. Cavallo                   Name:  George M. Polatas
Title:  Vice President                     Title:  Vice President